Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Excelerate Energy, Inc. of our report dated March 16, 2022 relating to the financial statements of Excelerate Energy Limited Partnership, which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 16, 2022